Exhibit 99.1

         Muzak Holdings LLC Announces Fourth Quarter Results

    FORT MILL, S.C.--(BUSINESS WIRE)--xx--Muzak Holdings LLC ("Muzak" or the "Company"), the leading provider of business music services in the United States, today announced financial results for the quarter and year ended December 31, 2003.
    Music and other business services revenue for the quarter ended December 31, 2003 was $45.1 million, a 7.6% increase, compared to $41.9 million for the quarter ended December 31, 2002. Equipment sales and related services revenue increased 12.8%, or $1.9 million, to $16.6 million for the quarter ended December 31, 2003 from $14.7 million in the comparable 2002 period. As a result, total revenue for the quarter ended December 31, 2003 was $61.6 million, an 8.9% increase, compared to $56.6 million for the quarter ended December 31, 2002.
    EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $18.4 million for the quarter ended December 31, 2003, a decrease of $0.7 million or 3.6%, compared to $19.1 million in the quarter ended December 31, 2002. Excluding the financial impact of the Telstar 4 satellite failure of $0.9 million (see below), EBITDA increased $0.2 million, or 1.1% in the quarter ended December 31, 2003 versus the comparable 2002 period. The Company believes that EBITDA is a meaningful measure of the cash flows available to invest in new client locations and to service its debt obligations. See attached reconciliation of cash flows from operating activities to EBITDA. Cash flow provided by operating activities was $4.0 million for the quarter ended December 31, 2003 as compared to $12.8 million for the 2002 period, a decrease of $8.8 million. Approximately $7.9 million of such decrease is due to the timing of interest payments.
    As announced on September 19, 2003 Telstar 4, the satellite that provided the signal for certain of our client locations, experienced a technical malfunction. The Company secured comparable transponder capacity and completed the re-pointing of satellite dishes of its affected client locations within nine days. The Company has submitted an insurance claim of $1.5 million and expects to receive reimbursement during the second quarter of 2004. The uninsured costs to complete installations and service calls, along with lost revenues as a result of the technicians' focus on re-pointing dishes during the nine day period was approximately $0.9 million during the fourth quarter.
    For the twelve months ended December 31, 2003, the Company had music and other business services revenue of $175.0 million, total revenue of $235.2 million, and EBITDA of $69.2 million, representing increases of 7.4%, 8.0%, and 2.3%, respectively, over the comparable 2002 period. Excluding a $3.6 million loss on extinguishment of debt during the second quarter of 2003, the $0.9 million financial impact from the satellite disruption, and 2002 charges of $3.1 million and $0.5 million relating to an accrual for prior period licensing royalties and a postponed financing transaction, respectively, EBITDA increased 3.4% during 2003 as compared to 2002.
    During 2003, the Company signed several new national clients including Filenes, Lord and Taylor, Select Comfort, British Petroleum, Office Max, Sherwin Williams, and Papyrus, among others. "I am very pleased with the recurring growth the Company has achieved during 2003 and I look forward to building on this strong foundation. During 2004, we will focus on being more client centric, strategically deploying sales assets, and managing all aspects of our business as efficiently as possible," commented Lon Otremba, President.
    "In addition to continued strong demand for our products, 2003 was another year marked by many operational improvements that have significant long term impact," commented Stephen Villa, Chief Operating Officer. These include:

    -- A decreased cancellation rate to 10.2% in 2003, from 10.7% in 2002 and from 11.8% in 2001, a $0.7 million and $2.3 million positive EBITDA impact on an annualized basis for the one and two year periods, respectively, in comparison to 2003.

    -- Continued margin expansion on recurring revenue to 81.6% in 2003 from 80.8% in 2002, a $1.4 million positive impact on EBITDA on an annualized basis.

    -- Decreased selling, general, and administrative expenses as a percentage of revenues to 26.2% in the fourth quarter of 2003 from 28.8% in the first quarter of 2003. This improvement was due in part to bringing in-house certain administrative functions previously performed by third parties, resulting in an annualized savings of $1.0 million.

    -- Reductions in the sales, administration, and production workforces during the fourth quarter, saving approximately $2.5 million on an annualized basis

    "We continue to focus on reducing costs through streamlining processes, efficiently utilizing labor resources, consolidating certain administrative functions, managing vendor relationships, and re-using equipment, among other initiatives," remarked Villa.
    During the fourth quarter of 2003, the Company determined that significant resources would continue to be required to address the ever-increasing sophistication and complexity of technology and related product offerings in the closed circuit television systems marketplace ("CCTV"). Accordingly, the Company made a strategic decision to reallocate capital resources and management efforts to core products and services and exit the CCTV product line. The Company sold its CCTV assets to a third party for approximately $1.9 million in cash and notes receivable on March 1, 2004.
    The Company also announced that after 35 years of service to Muzak, Mr. Bill Boyd will step down as Chief Executive Officer of Muzak, effective March 15, 2004. Mr. Boyd will serve as the Company's Chairman Emeritus. This role will include serving on the board of directors of Muzak Holdings, along with rendering certain executive services including managing relationships within the franchise community, certain client accounts, and other external relationships. "Bill has always had such an incredible passion for the business. He has certainly had a profound impact on Muzak over his long tenure. We are pleased that he will continue to be involved with the Company in this new role," commented Royce Yudkoff, Managing Director of ABRY Partners, the Company's majority owner.
    Muzak Holdings LLC will have a conference call on March 10, 2004 at 3:30 p.m. (Eastern Standard Time) to discuss fourth quarter and full year 2003 results. The call in number is 1-800-756-4697 and the access code is 0801. A replay of the call will be available for one week beginning on March 11, 2004. The replay number is 1-800-756-3819 and the access code is 080100.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.
    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, the Company's history of net losses, the Company's dependence on satellite delivery of its products, the Company's ability to integrate acquisitions, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, risks associated with the effect of general economic conditions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.


                          Muzak Holdings LLC
                         Financial Highlights
                          ------------------
                   (unaudited, dollars in thousands)


                             Quarter Ended

                         12/31/2003  12/31/2002  % Change   9/30/2003
                         ----------- ----------- ---------  ----------
Selected Operations Data

 Revenues (1)
  Music and Other
   Business Services        $45,054     $41,876       7.6%    $43,965
  Equipment Sales and
   Related Services          16,560      14,682      12.8%     15,384
                         ----------- ----------- ---------  ----------
         Total
          Revenues           61,614      56,558       8.9%     59,349
                         ----------- ----------- ---------  ----------
 Cost of Revenues(1)
  Music and Other
   Business Services          8,392       8,039       4.4%      8,173
  Equipment Sales and
   Related Services          14,754      11,280      30.8%     12,100
                         ----------- ----------- ---------  ----------
     Total Cost of
      Revenues               23,146      19,319      19.8%     20,273
                         ----------- ----------- ---------  ----------
 Selling, General and
  Administrative
  Amortization of
   Commissions                4,013       3,204      25.2%      4,076
  Other Selling,
   General and
   Administrative            16,146      14,966       7.9%     15,963
                         ----------- ----------- ---------  ----------
         Total Selling,
          General and
          Administrative     20,159      18,170      10.9%     20,039
                         ----------- ----------- ---------  ----------

  Other  charges(income)        (61)         14    -535.7%        (28)
                         ----------- ----------- ---------  ----------

  EBITDA (1) (2)            $18,370     $19,055      -3.6%    $19,065
                         =========== ===========            ==========
    EBITDA Margin              29.8%       33.7%                 32.1%


 Cash Flows from
  operating activities
  (3)                        $4,025     $12,821               $11,820

Balance sheet data (end of period)

 Total Assets              $475,232    $476,246              $476,045
 Revolving Loan              20,000      26,300                12,700
 Muzak LLC Total Debt(4)    359,194     315,362               350,865
 Muzak Holdings LLC
  Total Debt (4)            414,690     379,846               404,680

Other financial data

 Muzak LLC Interest Expense  $9,744      $6,993                $8,558
 Muzak Holdings LLC
  Interest expense           11,488       9,030                10,302
 Muzak LLC Net Debt to         4.87x       4.11x                 4.58x
  EBITDA (5)
 Muzak Holdings LLC Net        5.63x       4.96x                 5.28x
  Debt to EBITDA (5)


                          Muzak Holdings LLC
                         Financial Highlights
                      ---------------------------
                        (dollars in thousands)


                                           Year Ended
                                     12/31/2003  12/31/2002  % Change
                                     ----------- ----------- ---------
Selected Operations Data

 Revenues (1)
   Music and Other Business Services   $175,049    $162,999       7.4%
   Equipment Sales and Related
    Services                             60,187      54,757       9.9%
                                     ----------- ----------- ---------
                Total Revenues          235,236     217,756       8.0%
                                     ----------- ----------- ---------

 Cost of Revenues (1)
   Music and Other Business Services(6) 32,285 34,467 -6.3% Equipment Sales and Related
    Services                             50,109      43,754      14.5%
                                     ----------- ----------- ---------
      Total Cost of Revenues             82,394      78,221       5.3%
                                     ----------- ----------- ---------

 Selling, General and Administrative
   Amortization of Commissions           15,574      12,387      25.7%
   Other Selling, General and
    Administrative  (7)                  64,543      59,636       8.2%
                                     ----------- ----------- ---------
                Total Selling,
                 General and
                 Administrative          80,117      72,023      11.2%
                                     ----------- ----------- ---------

   Loss on early extinguishment of
    debt (8)                              3,694           -
    Other income                           (170)       (142)     19.7%
                                     ----------- ----------- ---------

  EBITDA  (1) (2)                       $69,201     $67,654       2.3%
                                     =========== ===========
    EBITDA Margin                          29.4%       31.1%


    (1)As previously disclosed, on September 19, 2003 TelStar 4, the satellite that provided the signal for certain of the Company's client locations, experienced a technical malfunction. The Company has insurance that provides $1.5 million of coverage for re-pointing costs and submitted an insurance claim for $1.5 million in early November 2003. However, during this period the Company was required to dedicate installation and services resources to the re-pointing efforts and , as a result, delay normal course installations and service calls. Accordingly, during the fourth quarter of 2003, the Company incurred additional costs to perform installations and service calls. In addition, the Company experienced lost revenues due to the inability to install new client locations during the latter part of September 2003. The financial impact of the lost revenues and additional costs is approximately $0.9 million in the quarter and year ended December 31, 2003.

    (2)Represents net income before interest, income tax benefit (expense), depreciation and amortization. The Company evaluates liquidity using several measures, one of them being EBITDA. EBITDA is not intended to be a liquidity measure that should be regarded as an alternative to, or more meaningful than, cash flow from operations as a measure of liquidity, as determined in accordance with generally accepted accounting principles, known as GAAP. However, management believes that EBITDA is a meaningful measure of liquidity that is commonly used in similar industries to analyze and compare companies on the basis of leverage and liquidity, however it is not necessarily comparable to similarly titled amounts of other companies. The following table provides a reconciliation of cash flows from operations to EBITDA.


                                              Three months ended
                                            Q4 2003  Q4 2002  Q3 2003
                                            -------- -------- --------
 Cash flows from continuing operating
  activities                                 $4,025  $12,821  $11,820
 Interest expense net of amortization         9,125    6,376    8,005
 Change in working capital                    3,467   (2,893)  (1,809)
 Current taxes expense                         (114)     117       55
 Unearned installation revenue                  118      331       24
 Amortization of deferred subscriber
  acquisition costs                          (4,013)  (3,204)  (4,076)
 Deferred subscriber acquisition costs        5,759    5,510    5,017
 Gain (loss) on disposal of fixed assets          3       (3)      29
                                            -------- -------- --------
 EBITDA                                     $18,370  $19,055  $19,065
                                            -------- -------- --------


                                           Twelve months ended
                                            Q4 2003  Q4 2002
                                            -------- --------
 Cash flows from continuing operating
  activities                                $27,865  $31,589
 Loss on early extinguishment of debt        (3,694)       -
 Interest expense net of amortization        30,368   26,552
 Change in working capital                    9,385    3,725
 Current taxes expense                          294      409
 Unearned installation revenue                  144    1,384
 Amortization of deferred subscriber
  acquisition costs                         (15,574) (12,387)
 Deferred subscriber acquisition costs       20,373   16,355
 Gain on disposal of fixed assets                40       27
                                            -------- --------
 EBITDA                                     $69,201  $67,654
                                            -------- --------

    EBITDA margin reflects EBITDA divided by total revenues.


    (3)Decrease in cash flows from operating activities to $4.0 million in the fourth quarter of 2003 from $12.8 million in the comparable 2002 period is primarily due to timing of interest payments. Interest paid in the fourth quarters of 2003 and 2002 was $11.2 million and $3.3 million, respectively. Increase due to interest payment on 10% Senior Notes (issued in May 2003) in the fourth quarter of 2003.

    (4)Total debt excludes $2.1 million of debt of a subsidiary that is non-recourse to the Company.

    (5)Reflects Total Debt described in (4) above less cash divided by EBITDA adjusted for non-cash items on a Last Quarter Annualized Basis. Pursuant to the Company's indentures under which it has notes outstanding, non-cash items reducing or increasing consolidated net income are excluded from EBITDA for purposes of calculating the consolidated leverage ratio.

    (6)Results for the twelve months ended December 31, 2002 include $3.1 million relating to an accrual for prior period licensing royalties and related expenses.

    (7)Results for the twelve months ended December 31, 2002 include $0.5 million relating to a postponed financing transaction.

    (8)Loss on early extinguishment of debt represents the write-off of financing fees associated with the Company's refinanced Senior Credit Facility offset by a gain on the repurchase of a portion of the senior discount notes


    CONTACT: Muzak Holdings LLC
             Catherine Walsh, 803-396-3000